Filed Pursuant to Rule 424(b)(3)
Registration No. 333-264145

ARES STRATEGIC INCOME FUND

SUPPLEMENT NO. 2 DATED JUNE 30, 2023

TO THE PROSPECTUS DATED MAY 25, 2023

This prospectus supplement (“Supplement”) contains information that amends, supplements or modifies certain information contained in the accompanying prospectus of Ares Strategic Income Fund (the “Fund”), dated May 25, 2023 (as amended and supplemented to date, the “Prospectus”). This Supplement is part of and should be read in conjunction with the Prospectus. Unless otherwise indicated, all other information included in the Prospectus, or any previous supplements thereto, that is not inconsistent with the information set forth in this Supplement remains unchanged. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

Effective immediately, the Prospectus is updated to include the Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on June 30, 2023 (the “Form 8-K”) (other than portions of the Form 8-K deemed to have been furnished and not filed in accordance with SEC rules, including pursuant to Item 2.02 or Item 7.01 thereof (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01), unless otherwise indicated therein). The Form 8-K (without exhibits) is attached to this Supplement as Appendix A.

Appendix A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) June 30, 2023

ARES STRATEGIC INCOME FUND

(Exact Name of Registrant as Specified in Charter)

Delaware	814-01512	88-6432468
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

245 Park Avenue, 44th Floor, New York, NY		10167
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (212) 750-7300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sale of Equity Securities.

On June 30, 2023, Ares Strategic Income Fund (the“ Fund”) agreed to sell Class I common shares of beneficial interest (the “Class I common shares”) for an aggregate purchase price of $3.8 million. The purchase price per Class I common share will equal the Fund’s net asset value (“NAV”) per Class I common share as of the last calendar day of June 2023 (the "June NAV"), which is generally expected to be available within 20 business days after July 1, 2023. At that time, the number of Class I common shares issued to each investor based on the June NAV and such investor’s subscription amount will be determined and Class I common shares will be credited to the investor’s account as of the effective date of the share purchase, July 1, 2023. The offer and sale of the Class I common shares was exempt from the registration provisions of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof and/or Regulation S promulgated thereunder.

Item 8.01 Other Events.

June 2023 Distributions

On June 30, 2023, the Fund's board of trustees declared regular distributions for each class of its common shares of beneficial interest (the “Shares”) in the amounts per share set forth below:

Gross Distribution
Class I Common Shares	$0.19925
Class D Common Shares	$0.19925
Class S Common Shares	$0.19925

The net distributions received by shareholders of each of the Class S common shares of beneficial interest (the “Class S common shares”) and Class D common shares of beneficial interest (“Class D common shares”) will be equal to the gross distribution in the table above, less specific shareholder servicing and/or distribution fees applicable to such class of Shares as of August 31, 2023. The distributions for each class of Shares will be payable to shareholders of record as of the open of business on August 31, 2023, and will be paid on or about September 25, 2023. These distributions will be paid in cash or reinvested in the Shares for shareholders participating in the Fund’s distribution reinvestment plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARES STRATEGIC INCOME FUND

June 30, 2023

	By:	/s/ JOSHUA M. BLOOMSTEIN
	Name:	Joshua M. Bloomstein
	Title:	General Counsel and Secretary

Please retain this Supplement with your Prospectus.